Exhibit 99.1

Broadridge Signs Agreement to Acquire NewRiver, Inc., a Leading Innovator

in Electronic Investor Disclosure

Lake Success, New York – August 17, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that it has signed an agreement to acquire NewRiver, Inc., a leader in electronic investor disclosure solutions, for approximately $77 million. The merger agreement, which was signed last night, has been approved by the Boards of Directors of both companies, and the transaction is expected to close in August subject to customary closing conditions. The acquisition is expected to be accretive to Broadridge’s earnings per share in fiscal year 2011.

NewRiver, founded in 1995, pioneered the first electronic prospectus. Its regulatory disclosure communication solutions allow customers to reduce their compliance risk and lower their costs. Its clients include some of the industry’s leading mutual funds, variable annuity insurers, retirement plan administrators and brokerage firms. NewRiver is a leader in helping clients transition from paper to electronic disclosure and has been an important supplier to Broadridge for nearly 10 years.

The acquisition accelerates Broadridge’s overall e-strategy while strengthening its industry-leading compliance communication capabilities. “Combining the best-of-breed compliance communication tools and technology of our two organizations will enable us to provide a broader and deeper set of compliance communication solutions for our brokerage, mutual fund, and annuity and retirement plan administrator clients,” explained Robert Schifellite, President, Investor Communication Solutions, Broadridge. He continued, “At the same time, NewRiver’s capabilities will enable us to help our clients continue the transition toward electronic document delivery and access a richer set of electronic solutions.”

Broadridge and NewRiver share a common belief that accurate data and documents are the cornerstone of an educated investor. Broadridge’s integrated e-delivery and hard copy fulfillment capabilities, combined with NewRiver’s database of content and its FundPOINT® compliance and productivity tool, will assist financial institutions in meeting their compliance and oversight requirements.

“Broadridge’s acquisition of NewRiver is a natural strategic fit, as evidenced by the success of the joint solution we extended the industry last year in response to the SEC’s Summary Prospectus rule,” said Russell Planitzer, NewRiver’s Chief Executive Officer. “More importantly, our combined creative thinking and expertise brings new levels of sophistication and innovation to electronic disclosure,” he said. NewRiver’s associates, located in Andover, Massachusetts and New Delhi, India, will become part of Broadridge’s Investor Communication Solutions division.

Raymond James & Associates acted as financial advisor to NewRiver in the transaction.

-ends-

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2011 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2010 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Broadridge Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Media Contacts:
Ed Orgon	Arlene Driscoll
The Torrenzano Group	Broadridge Financial Solutions, Inc.
+1 (212) 681-1700, ext. 102	+ 1 (212) 981-1347
ed@torrenzano.com	Arlene.Driscoll@broadridge.com